UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 27, 2007

OPTICAL COMMUNICATION PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31861	95-4344224
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6101 Variel Avenue Woodland Hills, CA		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (818) 251-7100

                    Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 27, 2007 (the “Effective Date”), Optical Communication Products, Inc. (the “Company”) entered into an Agreement of Purchase and Sale and Escrow Instructions (the “Sale Agreement”) with DS Ventures, LLC (the “Buyer”) pursuant to which the Company has agreed to sell its Woodland Hills, California facility (the “Premises”), located at 6101 Variel Avenue in the city of Los Angeles, California, to the Buyer for a price of $28,000,000 in cash (the “Purchase Price”).  The Premises consist primarily of an approximately 148,671-square-foot industrial/office building, on-site parking spaces, and the underlying land with improvements and all fixtures attached thereto.  The closing of the Sale Agreement is tentatively set for December 20, 2007.

Concurrently with the execution of the Sale Agreement, the Company entered into a Standard Industrial/Commercial Single-Tenant Lease—Net (the “Lease Agreement”, and together with the Sale Agreement, the “Sale and Leaseback Agreements”) with the Buyer pursuant to which the Company will lease back the Premises from the Buyer to use in the normal course of the Company’s business.  The term of the Lease Agreement is set to commence on the closing date of the Sale Agreement and will continue for 18 months thereafter unless earlier terminated by the Company, with the Company having a right to terminate the Lease Agreement effective at any time 6 or more months after the commencement date.  The base rent per the Lease Agreement is fixed at $100,000 per month.

The Sale and Leaseback Agreements contain representations and warranties that are customary for such transactions.  Pursuant to the Sale Agreement, the Buyer will have the right, at its sole risk and expense, during the 30 calendar days following the Effective Date (the “Due Diligence Period”), to conduct a physical inspection and examination of the Premises and certain matters (including environmental and land use matters) relating to the Premises and may elect to terminate the Sale Agreement during such Due Diligence Period for any reason or for no reason.

On or before October 5, 2007, the Buyer will deposit $1,000,000 into an escrow account, such deposit to be applied to the purchase price at Closing and released to the Company in two separate tranches: (i) $400,000 immediately thereafter and (ii) $600,000 at the expiration of the Due Diligence Period, such deposit to be refundable to the Buyer only if the sale is not consummated as a result of the termination of the Sale Agreement by the Buyer under certain, predetermined circumstances .  Upon the closing of the Sale Agreement, the expected net proceeds from the sale, or approximately $27,000,000, will be used to fund working capital needs.

There is no material relationship between the Company and the Buyer or any affiliate, director, officer or associate of the Company.

The foregoing description of the Sale and Leaseback Agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 2, 2007	OPTICAL COMMUNICATION PRODUCTS, INC.
a Delaware corporation

	By:	/s/ Frederic T. Boyer
Frederic T. Boyer
Senior Vice President and CFO